UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

ClearPoint Resources, Inc. (“CPR”), a wholly owned subsidiary of ClearPoint Business Resources, Inc. (the “Company”), issued promissory notes (the “Promissory Notes”), dated February 22, 2008, in the aggregate principal amount of $800,000, to each of Michael Traina, the Company’s and CPR’s Chairman of the board of directors and Chief Executive Officer, and Christopher Ferguson, the Company’s and CPR’s Director, President and Secretary, in consideration for loans of $800,000 made to CPR. Pursuant to a voting agreement, each of Messrs. Traina and Ferguson is also a beneficial owner of more than 50% of issued and outstanding shares of the Company’s common stock.

The terms of the Promissory Notes issued to Messrs. Traina and Ferguson are identical. The principal amount of each Promissory Note is $400,000, it bears interest at the rate of 6% per annum, which will be paid quarterly, and it is due on February 22, 2009. The Promissory Notes are subordinate and junior in right of payment to the prior payment of any and all amounts due to Manufacturers and Traders Trust Company (“M&T”) pursuant to the Credit Agreement, as amended, by and between M&T and the Company.

The foregoing is a summary of the material provisions of the Promissory Notes. This summary is not intended to be complete and is qualified in its entirety by reference to such documents, which will be filed as Exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

CPR issued the Promissory Notes, dated February 22, 2008, the terms of which are described in Item 1.01 above, which description is incorporated in its entirety by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2008

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Kurt Braun
Name:	Kurt Braun
Title:	Chief Financial Officer

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